Exhibit 10.1

                               FORM OF AMENDMENT
                                       TO
                            EMPLOYMENT AGREEMENT

This Amendment (this "Amendment") is made as of this 19th day of December, 2008, between CalAmp Corp. (the "Company") and [EXECUTIVE] ("Executive").

RECITALS:
      A.	The Company and Executive are parties to that certain Employment
Agreement dated as of ______________ (the "Employment Agreement") pursuant to which Executive is employed by the Company.

      B.	The Company and Executive desire to amend the terms of the
Employment Agreement as set forth herein, effective as of December 19, 2008, in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the rules and regulations promulgated thereunder.

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. The second sentence of Section 6(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
"In order to terminate his employment for Good Reason the Executive must give the Company notice of termination within sixty (60) days of the occurrence of one of the events included in the definition of Good Reason, following which notice the Company will have a period of thirty (30) days to cure the circumstances constituting Good Reason. Unless the Company cures the circumstances constituting Good Reason within such thirty (30) day period, Executive's employment will be deemed to terminate on the thirtieth (30th) day following the date such notice is delivered to the Company."

2. Section 6(e)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"(ii)	"Good Reason" shall mean the occurrence of any one or more of the following without the Executive's express written consent: (A) the assignment of the Executive to duties materially inconsistent with the Executive's authority, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company or any other action that constitutes a material reduction in or alteration to the nature or status of the Executive's authority, duties or responsibilities, in each case from those in effect at the date of the occurrence of the Change of Control; (B) the Company requiring the Executive to be based at a location which is more than fifty (50) miles further from the Executive's then current primary residence than such residence is from the Company location at which the Executive is then working; or (C) a material reduction in the Executive's base salary."

3. Section 6(h) of the Employment Agreement is hereby amended by adding the following new sentences to the end thereof:
"In the event that the payments and/or benefits are to be reduced pursuant to this Section 6(h), such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this
Section 6(h) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero."

4. The Employment Agreement is hereby amended by adding the following new
Section 11 immediately following Section 10 of the Employment Agreement:

"11.  Section 409A Compliance.

      (a) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder ("Section 409A") or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of
Section 409A.

      (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of
Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

      (c) Notwithstanding anything herein to the contrary, in the event that Executive is a "specified employee" (within the meaning of Section 409A) on the date of termination of Executive's employment with the Company and the payments described in Section 6(d)(i) or Section 6(e), as applicable, to be paid within the first six months following the date of such termination of employment (the "Initial Payment Period") exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the "Limit"), then (i) any portion of such payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in
Section 6(d)(i) or Section 6(e), as applicable, (ii) any portion of such payments that exceed the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, in lump sum, on the first business day after the six-month anniversary of Executive's termination of employment and (iii) any portion of such payments that are payable after the Initial Payment Period shall be paid at the times set forth in
Section 6(d)(i) or Section 6(e), as applicable.

      (d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by
Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred."

      IN WITNESS WHEREOF, the parties above have executed this Amendment as of the day and year first-above written.

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[EXECUTIVE]

CALAMP CORP.
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By:
Title: